Exhibit 10.1

SEVERANCE, NON-DISCLOSURE AND RELEASE AGREEMENT

PARTIES

The parties to this Agreement (“Agreement”) are SureWest Communications, and its affiliates and all of its subsidiaries (collectively referred to as “Company”), and Bill DeMuth (referred to as “I,” “me,” or “Employee”).

BASIS

Employee has been employed by the Company since May 10, 1976 and Employee was Senior Vice President and Chief Technology Officer at the time of this Agreement.  I have agreed to voluntarily terminate my employment with the Company.  I understand that the purpose and intent of this Agreement is to ensure confidentiality of information to which I have had access in the course of my employment with the Company, and also to fully and finally settle and resolve any and all Claims, as defined herein, known or unknown, that I may have against Company arising out of or related to my employment with Company, including the resignation of my employment.

TERMS OF AGREEMENT

1.                                       Termination of Employment.  The parties have agreed that Employee will voluntarily terminate his employment with the Company effective June 30, 2010 (“Exit Date”).  Employee agrees not to seek re-employment with Company or any of its subsidiaries or affiliates.  Employee agrees that any application for reinstatement or for future employment with Complaint will be considered void from its inception, and may be summarily rejected without explanation or liability.

2.                                       Severance.

(a)                                Company shall pay to Employee a lump-sum severance payment of one hundred fifty-six thousand five hundred thirty-eight dollars ($156,538) (“Severance”) in consideration for Employee’s execution of a full release of the Company for all matters and conditions regarding his employment and this termination, and certain restrictive covenants. The Severance shall be subject to withholding, deductions, assessments and taxes and shall be paid within 7 days after the execution of this document and the seven day revocation has elapsed.

(b)                               Any unvested restricted shares or restricted share grants or awards pursuant to any restricted stock award agreement entered into prior to June 30, 2010 shall become fully vested as of the date this executed agreement becomes irrevocable. Company agrees to execute any all documents and or release any conditions or legends on any certificates necessary to effectuate the intent of this section.

(c)                                If, within two years of the date this executed agreement becomes irrevocable, (i) the company enters into a definitive agreement that would result in a change of control of the Company as defined in paragraph 1(c) of the change of control agreement entered into between employee and Company, and (ii) a change of control actually occurs pursuant to such definitive agreement or pursuant to a change of control related to or arising out of such definitive agreement (as for example a topping agreement), or (iii) a change of control of the Company without a definitive agreement actually occurs within such two year period (as for example a tender offer), then employee shall be entitled to a benefit as follows:

If an event described in (i) occurs within twelve months of June 30, 2010, and if the event described in (ii) occurs, then employee shall be entitled to a payment of (1) two times employees base salary as of June 30, 2010, plus (2) two times his 2010 annual target incentive award, such payment to made within 30 days of the date described in (ii).

If an event described in (i) occurs after June 30, 2011 but before June 30, 2012, and if the event described in (ii) occurs, then employee shall be entitled to a payment of (1) two times employees base salary as of June 30, 2010 plus (2) two times the employees 2010 target incentive award, multiplied by a fraction, the numerator of which is the number of days remaining between the date described in (i) and June 30, 2012, and the denominator of which is 365, such payment to be made within 30 days of the date described in (ii).

If an event described in (iii) occurs within twelve months of June 30, 2010, then employee shall be entitled to a payment of (1) two times his base salary as of June 30, 2010, plus (2) two times his 2010 annual target incentive award, such payment to be made within 30 days of the actual change of control.

If an event described in (iii) occurs after June 30, 2011 but before June 30, 2012, then employee shall be entitled to a payment of (1) two times his annual base salary as of June 30, 2010, plus (2) two times his 2010 annual target incentive award, multiplied by a fraction, the numerator of which is the number of days remaining between the date described in (iii) and June 30, 2012, and the denominator of which is 365.

3.                                       Confidential Information and Non-Disclosure.  Employee shall preserve as confidential all Confidential Information (as defined below) in accordance with this Agreement.  Employee shall not directly or indirectly use Confidential Information for the benefit of Employee or any third party or disclose it to others.  If Employee is required to disclose Confidential Information pursuant to a subpoena or as part of the discovery process authorized by a court or governmental entity, then Employee shall first give notice to Company so that it will have a reasonable opportunity to protect its rights in such Confidential Information.  “Confidential Information” means: (i) any personal identifying information of other employees or customers, (ii) any strategy, plan, procedure, design or list relating to the present or planned business of Company or products or services of Company which has not been released publicly by authorized representatives of Company or which is not common to industry practice including trade secrets as defined by Cal. Civ. Code 3426 et seq. or at common law, (iii) any strategies, including their strengths and weaknesses, that the Company may use in dealing with employees, governmental entities, courts, competitors, customers and regulatory matters; (iv) any information that if disclosed, could negatively affect the Company’s reputation and its relationship with its employees, governmental entities, and customers, (v) any information received by Company under an obligation of confidentiality to a third party, (vi) all non public information regarding the Company that Employee obtained during the course of his employment by the Company, and (vii) all communications with the Company’s counsel that are protected by the attorney-client privilege or the attorney work product doctrine.

4.                                       Return of Company Property and Confidential Material.  I agree to promptly return to the Company all files, memoranda, documents, and records of any nature, including any Confidential Information or information pertaining to my employment, all copies of the foregoing, credit cards, keys, and any other property of the Company, its subsidiaries or its affiliates in my possession.  I will not retain or take with me any tangible materials or electronically stored data containing or pertaining to any Confidential Information that I produced, acquired or obtained access to during the course of my employment.  Before signing this Agreement, I have not made unauthorized disclosures to any third party relating to Company, have not disclosed any Confidential Information and have not provided originals or copies of documents belonging to the Company to any third party, except my attorney. Notwithstanding the foregoing, I can retain copies of documents that relate specifically to my employment with Company that the law entitles me to possess, such as materials relating to my participation in the Company’s benefit plans.

5.                                       Non-Disparagement.  Employee agrees to refrain from any publication, oral or written, of a defamatory, disparaging or otherwise derogatory manner pertaining to the Released Parties or to Employee’s employment relationship with or resignation from Company.

6.                                       Release.  Employee hereby waives and releases Company and its officers, directors, agents, attorneys, and employees (collectively referred to as “Released Parties”) from any claims, rights, contracts or causes of action which have arisen on or before the date this Agreement is executed by Employee (collectively referred to as “Claims”) which arise out of or are related to Employee’s employment with Company, or Employee’s resignation from employment, or Employee’s separation from service (hereafter referred to as “Release”).  This Release includes, but is not limited to, the following:

(a)                                  Claims which are known or unknown at the time of the signing of this Agreement;

(b)                                 Claims which are based upon or arise under any state or federal laws, including, but not limited to: 42 U.S.C. §2000e et seq. (Civil Rights Act); 29 U.S.C. §621 et seq. (Age Discrimination in Employment Act); the Older Workers Benefit Protection Act (OWBPA); 29 U.S.C. §1001 et seq. (Employee Retirement Income Security Act); 29 U.S.C. §2101 et seq. (Worker Adjustment and Retraining Notification Act); 29 U.S.C. §2601 et seq. (Family Medical Leave Act); 42 U.S.C. §12101 et seq. (Americans with Disabilities Act); and Cal. Govt. Code § 12940, and Cal. Labor Code §§ 1025 and 1101 et seq. (employment discrimination and unlawful employment practices); and

(c)                                  Claims based upon any tort or contract, including, but not limited to, any employment agreement.

(d)                                 This general release is intended to apply to all claims, known or unknown, disclosed or undisclosed.  Therefore, Employee expressly waives any and all rights under Civil Code section 1542 which states as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This Release does not release or waive any Claims which may arise after the date this Agreement is executed by Employee.  This Release also does not release or waive any rights or claims which controlling law clearly states may not be released or waived by settlement.  I understand that I am releasing claims I may not know about and I understand that I am releasing and waiving such claims.  I represent that I do not currently have pending any complaints or charges filed against Released Parties with any agency or court.  I promise never to seek any damages, remedies, or other relief for myself personally with respect to any Claim released by this Release, and I am hereby releasing and forever waiving any private right to sue that may be issued by any state or federal agency related to events that have occurred as of the effective date of this Agreement. I understand that this Agreement does not prohibit me from filing a Charge of Discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or limit my right to testify, assist, or participate in an investigation, hearing or other proceeding conducted by the EEOC.

7.                                       Employee further expressly acknowledges and agrees that:

(a)                                  Employee has carefully read and fully understands all of the provisions of this Agreement.

(b)                                 Employee is knowingly and voluntarily agreeing to all of the terms set forth in this Agreement, and knowingly and voluntarily intends to be legally bound by the same.

(c)                                  Employee agrees there is sufficient consideration for the waiver and Release.

(d)                                 Employee has been advised in writing to consider the terms of this Agreement and to consult with an attorney of his choice before signing this Agreement and has had sufficient time and opportunity to do so.

(e)                                  Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date of this Agreement is executed are not waived.

(f)                                  Because RELEASOR is part of a class of employees being offered participation in Company’s severance program, the Older Workers Benefit Protection Act requires Company to disclose to each participant the job titles and ages of all individuals covered by the program.  This information is set forth in Appendix A, attached hereto.  No persons in the classifications covered by the program are ineligible to participate.

(g)                                 Employee acknowledges receiving this Agreement and was informed that Employee has 45 days following receipt to consider whether to sign this Agreement.  By signing on any date prior to the expiration of the 45 day period, Employee voluntarily elects to forego waiting 45 full days to sign the Agreement and release.  If Employee fails to execute this Agreement during the 45 day period, then the Agreement is automatically withdrawn without further action or notice by Company.

(h)                                 Employee was informed and understands that Employee has 7 days following the date Employee executes this Agreement within which to revoke it (“Revocation”), and that this Agreement shall not become effective or enforceable until such revocation period has lapsed.  At the end of the 7 day revocation period, this Agreement will become irrevocable.  Any Revocation must be in writing and delivered to Karlyn Oberg, Vice President, Human Resources, at the following address:

SureWest Communications

8150 Industrial Avenue

Building A

Roseville, CA 95678

ATTN:  Karlyn Oberg

Vice President, Human Resources

k.oberg@surewest.com

8.                                       Modification of Employee Benefit Plans.  Various Company sponsored employee health and welfare benefit plans, including all medical and health care plans, allow Company to modify or eliminate coverage and other benefits and I understand that this Agreement does not restrict Company’s right to modify or eliminate the coverage or any other benefits under any employee benefit plan.

9.                                       Dispute Resolution:  Except as provided in Section 10(e) below, any dispute between the parties which is covered by, arises out of or is based upon this Agreement shall be settled by final and binding arbitration.  Any award or determination rendered by the arbitrator may be entered as a judgment in California state court having jurisdiction thereof.  The arbitration is subject to the following:

(a)                                  The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Employment Dispute Resolution Rules (“Rules”) in effect at the time of the arbitration.

(b)                                 The arbitration shall be heard by one neutral arbitrator.  The arbitrator shall be an attorney admitted to the practice of law in the State of California.

(c)                                  The arbitrator shall have the authority to award any remedy or relief that a state or federal court having jurisdiction over the persons and subject matter is authorized to grant including attorney fees and costs.

(d)                                 The Company shall pay all of the costs and/or fees charged by AAA and the arbitrator.

(e)                                  Enforcement.  Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonable and necessary to protect the business and interests of the Company, do not create any undue hardship for him, and that any violation of these restrictions would cause Company substantial irreparable injury.  Accordingly, Employee agrees that a remedy at law for any breach of the restrictive covenants or other obligations in this Agreement would be inadequate and that Company, in addition to any other obligations in this Agreement, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which Employee expressly waives.  Employee will provide Company a full accounting of all proceeds and profits received by him as a result of or in connection with a breach of this Agreement.  In any legal proceeding commenced under this Paragraph 10(e), Employee agrees that Company shall be entitled to recover its reasonable attorneys’ fees and costs if it prevails in any action to enforce this Agreement.

10.                                 Entire Agreement.  This Agreement contains all of the terms, promises, representations and understandings between or among the Released Parties and me regarding my employment with Company and/or the resignation and termination of that employment and all other matters covered under this Agreement.  This Agreement supersedes any prior oral or written understandings, statements or agreements between or among the Released Parties and me regarding the subject matter of this Agreement.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall continue to be fully effective as if such illegal, invalid or unenforceable provision had never been included. This Agreement contains all of the terms and conditions agreed upon by the parties.  The Company has made no additional representations or promises upon which Employee relies in signing this Agreement including any tax consequences.

11.                                 Jurisdiction.  This Agreement shall be construed under the laws of the State of California except where Federal laws are applicable.  Venue for any arbitration or action to enforce the arbitration provisions of this Agreement shall be in the State of California.

12.                                 Amendment.  Any amendment to this Agreement shall be in writing and signed by both parties.

13.                                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Employee consents to any assignment by the Company of this Agreement.

14.                                 Adequate Consideration:  The parties agree that this Agreement and each provision herein is supported and contains valuable and adequate consideration.

15.                                 Signatures.  The undersigned acknowledge that they have the authority and capacity to sign and be bound by this Agreement.

COMPANY		EMPLOYEE

/s/ STEVEN C. OLDHAM	June 22, 2010	/s/ BILL DEMUTH	June 22, 2010
President and CEO	Date	Employee Signature	Date